Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-280523

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 30, 2024)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$700,000,000 4.000% Notes due 2027

US$800,000,000 4.000% Notes due 2029

US$500,000,000 Floating Rate Notes due 2029

Our US$700,000,000 aggregate principal amount of notes due 2027 (the “2027 Notes”) will bear interest at a rate of 4.000% per annum, our US$800,000,000 aggregate principal amount of notes due 2029 (the “2029 Notes”) will bear interest at a rate of 4.000% per annum and our US$500,000,000 aggregate principal amount of floating rate notes due 2029 (the “Floating Rate Notes,” and together with the 2027 Notes and the 2029 Notes, the “Notes”) will bear interest at a rate equal to Compounded Daily SOFR (as defined herein) plus 0.820% per annum. Interest on the 2027 Notes is payable semi-annually in arrear on March 11 and September 11 of each year, beginning on March 11, 2025. Interest on the 2029 Notes is payable semi-annually in arrear on March 11 and September 11 of each year, beginning on March 11, 2025. Interest on the Floating Rate Notes is payable quarterly in arrear on March 11, June 11, September 11 and December 11 of each year, subject in each case to adjustment in accordance with the Modified Following Business Day Convention, as explained herein (each, a “Floating Rate Notes Interest Payment Date”). The first interest payment on the Floating Rate Notes will be made on the Floating Rate Notes Interest Payment Date falling on or nearest to December 11, 2024 in respect of the period from (and including) September 11, 2024 to (but excluding) the Floating Rates Notes Interest Payment Date falling on or nearest to December 11, 2024. The Floating Rate Notes will mature on the Floating Rate Notes Interest Payment Date falling on or nearest to September 11, 2029.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	2027 Notes			2029 Notes			Floating Rate Notes
	Per Note	Total		Per Note	Total		Per Note	Total
Public offering price	99.720%	US$	698,040,000	99.342%	US$	794,736,000	100.000%	US$	500,000,000
Underwriting discounts	0.300%	US$	2,100,000	0.300%	US$	2,400,000	0.300%	US$	1,500,000
Proceeds to us, before expenses	99.420%	US$	695,940,000	99.042%	US$	792,336,000	99.700%	US$	498,500,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from (and including) September 11, 2024.

Applications will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. There can be no assurance that we will obtain or be able to maintain a listing of the Notes on the SGX- ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes. In addition, application for listing of the Notes will be made to the International Securities Market of the London Stock Exchange.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of DTC, in each case on or about September 11, 2024.

Joint Bookrunners and Lead Managers

BNP PARIBAS
BofA Securities
Crédit Agricole CIB
ING
Mizuho
Natixis

Joint Lead Manager

KB Securities

Co-Manager

KEXIM Global (Singapore) Ltd.

Prospectus Supplement Dated September 4, 2024

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Prospectus Supplement

Prospectus

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “~~W~~”, “Won” or “Korean won” are to the lawful currency of Korea and references to “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our financial information included in this prospectus supplement was prepared under International Financial Reporting Standards as adopted by Korea (“Korean IFRS” or “K-IFRS”). References in this prospectus supplement to “separate” financial statements and/or information are to financial statements and/or information prepared on a non-consolidated basis. Unless specified otherwise, our financial and other information included in this prospectus supplement is presented on a separate basis in accordance with Korean IFRS and does not include such information with respect to our subsidiaries.

IMPORTANT NOTICES

MiFID II product governance / Professional investors and ECPs only target market — Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / Professional investors and ECPs only target market — Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, each as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated August 30, 2024. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-280523, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

IMPORTANT NOTICE TO PROSPECTIVE INVESTORS

Prospective investors should be aware that certain intermediaries in the context of this offering of the Notes, including certain underwriters, are “capital market intermediaries” (“CMIs”) subject to Paragraph 21 of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission of Hong Kong (the “SFC Code”). This notice to prospective investors is a summary of certain obligations the SFC Code imposes on such CMIs, which require the attention and cooperation of prospective investors. Certain CMIs may also be acting as “overall coordinators” (“OCs”) for this offering and are subject to additional requirements under the SFC Code.

Prospective investors who are the directors, employees or major shareholders of The Export-Import Bank of Korea (the “Issuer”), a CMI or its group companies would be considered under the SFC Code as having an association (“Association”) with the Issuer, the CMI or the relevant group company. Prospective investors associated with the Issuer or any CMI (including its group companies) should specifically disclose this when placing an order for the Notes and should disclose, at the same time, if such orders may negatively impact the price discovery process in relation to this offering.

Prospective investors who do not disclose their Associations are hereby deemed not to be so associated. Where prospective investors disclose their Associations but do not disclose that such order may negatively impact the price discovery process in relation to this offering, such order is hereby deemed not to negatively impact the price discovery process in relation to this offering. Prospective investors should ensure, and by placing an order prospective investors are deemed to confirm, that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e., two or more corresponding or identical orders placed via two or more CMIs). If a prospective investor is an asset management arm affiliated with any underwriter, such prospective investor should indicate when placing an order if it is for a fund or portfolio where the underwriter or its group company has more than a 50 per cent. interest, in which case it will be classified as a “proprietary order” and subject to appropriate handling by CMIs in accordance with the SFC Code and should disclose, at the same time, if such “proprietary order” may negatively impact the price discovery process in relation to this offering.

Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not a “proprietary order”. If a prospective investor is otherwise affiliated with any underwriter, such that its order may be considered to be a “proprietary order” (pursuant to the SFC Code), such prospective investor should indicate to the relevant underwriter when placing such order. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not a “proprietary order”. Where prospective investors disclose such information but do not disclose that such “proprietary order” may negatively impact the price discovery process in relation to this offering, such “proprietary order” is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should be aware that certain information may be disclosed by CMIs (including private banks) which is personal and/or confidential in nature to the prospective investor. By placing an order, prospective investors are deemed to have understood and consented to the collection, disclosure, use and transfer of such information by the underwriters and/or any other third parties as may be required by the SFC Code, including to the Issuer, any OCs, relevant regulators and/or any other third parties as may be required by the SFC Code, it being understood and agreed that such information shall only be used for the purpose of complying with the SFC Code, during the bookbuilding process for this offering. Failure to provide such information may result in that order being rejected.

NOTIFICATION UNDER SECTION 309B(1)(C) OF THE SECURITIES AND FUTURES ACT 2001 OF SINGAPORE

We have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

UK FINANCIAL PROMOTION LEGEND

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$700,000,000 aggregate principal amount of 4.000% notes due September 11, 2027 (the “2027 Notes”), US$800,000,000 aggregate principal amount of 4.000% notes due September 11, 2029 (the “2029 Notes”) and US$500,000,000 aggregate principal amount of floating rate notes due September 11, 2029 (the “Floating Rate Notes,” and together with the 2027 Notes and the 2029 Notes, the “Notes”).

The 2027 Notes will bear interest at a rate of 4.000% per annum, payable semi-annually in arrear on March 11 and September 11 of each year. The first interest payment on the 2027 Notes will be made on March 11, 2025 in respect of the period from (and including) September 11, 2024 to (but excluding) March 11, 2025. Interest on the 2027 Notes will accrue from September 11, 2024 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest—2027 Notes.”

The 2029 Notes will bear interest at a rate of 4.000% per annum, payable semi-annually in arrear on March 11 and September 11 of each year. The first interest payment on the 2029 Notes will be made on March 11, 2025 in respect of the period from (and including) September 11, 2024 to (but excluding) March 11, 2025. Interest on the 2029 Notes will accrue from September 11, 2024 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest—2029 Notes.”

The Floating Rate Notes will bear interest at a rate equal to Compounded Daily SOFR (as defined herein) plus 0.820% per annum, payable quarterly in arrear on March 11, June 11, September 11 and December 11 of each year, subject in each case to adjustment in accordance with the Modified Following Business Day Convention, as explained herein (each, a “Floating Rate Notes Interest Payment Date”). The first interest payment on the Floating Rate Notes will be made on the Floating Rate Notes Interest Payment Date falling on or nearest to December 11, 2024 in respect of the period from (and including) September 11, 2024 to (but excluding) the Floating Rate Notes Interest Payment Date falling on or nearest to December 11, 2024. Interest on the Floating Rate Notes will accrue from (and including) September 11, 2024 and will be computed on the basis of the actual number of days in the applicable Floating Rate Notes Interest Period (as defined herein) divided by 360. See “Description of the Notes—Payment of Principal and Interest—Floating Rate Notes.”

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

Applications will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of US$200,000. In addition, application for listing of the Notes will be made to the International Securities Market of the London Stock Exchange.

Form and settlement

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about September 11, 2024, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

Underwriting

Crédit Agricole Corporate and Investment Bank will offer the Notes in the United States through its registered broker-dealer affiliate in the United States, Crédit Agricole Securities (USA) Inc.

Each of KB Securities Co., Ltd. and KEXIM Global (Singapore) Ltd. has agreed not to offer or sell any Notes in the United States or to any U.S. persons. See “Underwriting—Relationship with the Underwriters.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated August 30, 2024. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Unless specified otherwise, the information provided below is stated on a separate basis in accordance with K-IFRS. Our financial information as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

As of March 31, 2024, we had ~~W~~91,992 billion of outstanding loans, including ~~W~~36,579 billion of outstanding export credits, ~~W~~37,380 billion of outstanding overseas investment credits and ~~W~~11,789 billion of outstanding import credits, as compared to ~~W~~90,313 billion of outstanding loans, including ~~W~~35,933 billion of outstanding export credits, ~~W~~36,284 billion of outstanding overseas investment credits and ~~W~~11,342 billion of outstanding import credits as of December 31, 2023.

Capitalization

As of March 31, 2024, our authorized capital was ~~W~~25,000 billion and our capitalization was as follows:

	March 31, 2024(1)
	(billions of Won) (unaudited)
Long-Term Debt(2)(3)(4)(5)(6):
Borrowings in Korean Won	~~W~~	—
Borrowings in Foreign Currencies		36,117
Export-Import Financing Debentures		588,940

Total Long-term Debt	~~W~~	625,057

Capital and Reserves:
Capital Stock(7)	~~W~~	14,873
Additional Paid-in Capital		—
Capital Adjustments		(143)
Retained Earnings		2,511
Legal Reserve(8)		612
Voluntary Reserve(8)		1,762
Regulatory Reserve for Loan Losses(9)		12
Unappropriated Retained Earnings		125
Other Components of Equity		646

Total Capital and Reserves	~~W~~	17,887

Total Capitalization	~~W~~	642,944

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since March 31, 2024.
(2)	Consists of borrowings and debentures with maturities of more than a year remaining.
(3)

We have translated borrowings in foreign currencies as of March 31, 2024 into Won at the rate of ~~W~~1,346.8 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on March 29, 2024.

(4)

As of March 31, 2024, we had contingent liabilities totaling ~~W~~56,652 billion, which consisted of ~~W~~45,473 billion under outstanding guarantees and acceptances and ~~W~~11,178 billion under contingent guarantees and acceptances issued on behalf of our clients.

(5)

As of March 31, 2024, we had entered into 581 interest rate related derivative contracts with a notional amount of ~~W~~76,939 billion and 733 currency related derivative contracts with a notional amount of ~~W~~39,802 billion in accordance with our policy to hedge interest rate and currency risks.

(6)

See “The Export-Import Bank of Korea—Description of Assets and Liabilities—Sources of Funding” of the accompanying prospectus for an explanation of these sources of funds. All of our borrowings, whether domestic or international, are unsecured and unguaranteed.

(7)

As of March 31, 2024, our authorized ordinary share capital was ~~W~~25,000 billion and issued fully-paid ordinary share capital was ~~W~~14,873 billion. For more information, see “The Export-Import Bank of Korea—Business—Government Support and Supervision” of the accompanying prospectus.

(8)

See “The Export-Import Bank of Korea—Business—Government Support and Supervision” of the accompanying prospectus for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

(9)

If the estimated allowance for credit loss determined by K-IFRS for accounting purposes is lower than that for regulatory purposes as required by Regulation on Supervision of Banking Business, we reserve such difference as regulatory reserve for loan losses.

Government Support

In May 2024, the Government contributed ~~W~~2,000 billion to our capital in the form of shares of Korea Land and Housing Corporation.

Selected Financial Statement Data

The following tables present selected separate financial information as of March 31, 2024 and December 31, 2023 and for the three months ended March 31, 2024 and 2023, which has been derived from our unaudited separate internal management accounts as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 prepared in accordance with K-IFRS.

	Three Months Ended March 31,
	2024		2023
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	~~W~~	1,525	~~W~~	1,365
Total Interest Expense		1,367		1,089
Net Interest Income		158		276
Operating Income		171		691
Income before Income Tax		170		692
Income Tax Expense		45		183
Net Income		125		509

	As of March 31, 2024 (unaudited)		As of December 31, 2023
	(billions of Won)
Balance Sheet Data
Total Loan Credits(1)	~~W~~	91,992	~~W~~	90,313
Total Borrowings(2)		100,241		98,789
Total Assets		127,102		125,394
Total Liabilities		109,215		107,444
Total Shareholders’ Equity		17,887		17,951

(1)

Gross amount, including domestic usance bills, foreign currency bills bought, advance payments on acceptances and guarantees, call loans, inter-bank loans in foreign currency, private placement corporate bonds in local currency and others and before deducting allowance for loan losses and net deferred loan origination fees and costs.

(2)	Includes debentures.

For the first three months of 2024, we had net income of ~~W~~125 billion compared to ~~W~~509 billion for the first three months of 2023. The principal factors for the decrease in net income included:

•

a change to an additional impairment loss on credit of ~~W~~165 billion for the first three months of 2024 compared to a reversal of impairment loss on credit of ~~W~~183 billion for the corresponding period of 2023, mainly reflecting our preemptive measures to account for a potential increase in expected impairment loss in connection with loans made to Hanwha Ocean Co., Ltd. in March 2024; and

•

a decrease in net interest income to ~~W~~158 billion for the first three months of 2024 from ~~W~~276 billion for the corresponding period of 2023, primarily due to an increase in interest expense to ~~W~~1,367 billion for the first three months of 2024 from ~~W~~1,089 billion for the corresponding period of 2023, resulting mainly from the higher level of interest rates applicable to our debentures.

The above factors were offset in part by a decrease in income tax expenses to ~~W~~45 billion for the first three months of 2024 from ~~W~~183 billion for the corresponding period of 2023, primarily due to a decrease in income before income tax to ~~W~~170 billion for the first three months of 2024 from ~~W~~692 billion for the corresponding period of 2023.

As of March 31, 2024, our total assets increased to ~~W~~127,102 billion from ~~W~~125,394 billion as of December 31, 2023, primarily due to an increase in Loan Credits to ~~W~~91,992 billion as of March 31, 2024 from ~~W~~90,313 billion as of December 31, 2023.

As of March 31, 2024, our total liabilities increased to ~~W~~109,215 billion from ~~W~~107,444 billion as of December 31, 2023, primarily due to an increase in borrowings in foreign currencies to ~~W~~6,851 billion as of March 31, 2024 from ~~W~~5,060 billion as of December 31, 2023.

As of March 31, 2024, our total shareholders’ equity decreased to ~~W~~17,887 billion from ~~W~~17,951 billion as of December 31, 2023, primarily due to a decrease in retained earnings to ~~W~~2,511 billion as of March 31, 2024 from ~~W~~2,639 billion as of December 31, 2023 and a decrease in other components of equity to ~~W~~646 billion as of March 31, 2024 from ~~W~~682 billion as of December 31, 2023. Such decreases were offset by an increase in capital stock to ~~W~~14,873 billion as of March 31, 2024 from ~~W~~14,773 billion as of December 31, 2023.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of March 31, 2024:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency(1)	2024		2025		2026		2027		Thereafter
	(billions of won)
Won	~~W~~	19,270	~~W~~	5,770	~~W~~	3,870	~~W~~	50	~~W~~	1,330
Foreign(2)		12,732		14,638		13,149		8,671		21,279

Total Won Equivalent	~~W~~	32,002	~~W~~	20,408	~~W~~	17,019	~~W~~	8,721	~~W~~	22,609

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on March 31, 2024, as announced by the Seoul Money Brokerage Services Ltd.
(2)	This figure includes debentures, bank loans, commercial papers and repurchase agreements.

As of March 31, 2024, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$11,266 million, US$11,319 million and US$8,465 million, respectively. As of March 31, 2024, our total foreign currency liabilities exceeded our total foreign currency assets by US$1,753 million.

Financial Statements and the Auditors

The Minister of Economy and Finance appoints our internal Auditor who is responsible for examining our financial operations and auditing our financial statements and accounting records. The present internal Auditor is Soon-oh Cha, who was appointed for a three-year term on July 15, 2024.

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in the first half of 2024 was 2.3% at chained 2020 year prices, primarily due to an 8.7% increase in exports of goods and services and a 1.3% increase in aggregate private and general government consumption expenditures, the effects of which were offset in part by a 2.7% increase in imports of goods and services and a 0.7% decrease in gross domestic fixed capital formation, each compared with the corresponding period of 2023.

Principal Sectors of the Economy

Prices, Wages and Employment

Based on preliminary data, the inflation rate was 2.7% and the unemployment rate was 2.9% in the first half of 2024.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 2,797.82 on June 28, 2024, 2,770.69 on July 31, 2024, 2,674.31 on August 30, 2024 and 2,681.00 on September 2, 2024.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,389.2 to US$1.00 on June 28, 2024, Won 1,384.6 to US$1.00 on July 31, 2024, Won 1,335.3 to US$1.00 on August 30, 2024 and Won 1,334.8 to US$1.00 on September 2, 2024.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic’s current account surplus in the first half of 2024 increased to US$37.7 billion from the current account surplus of US$1.2 billion in the corresponding period of 2023, primarily due to a change from a deficit to a surplus from the goods account and a decrease in deficit from the services account, the effects of which were offset in part by a decrease in surplus from the income account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$23.1 billion in the first half of 2024. Exports increased by 9.0% to US$334.8 billion in the first half of 2024 from US$307.0 billion in the corresponding period of 2023, primarily due to an improvement in the domestic economic conditions of the Republic’s major trading partners. Imports decreased by 6.5% to US$311.7 billion in the first half of 2024 from US$333.3 billion in the corresponding period of 2023, primarily due to a decrease in energy and commodity prices, which also led to decreased unit prices of other major raw materials.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$413.5 billion as of July 31, 2024.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-280523.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

The Notes

We are offering US$700,000,000 aggregate principal amount of 4.000% notes due September 11, 2027 (the “2027 Notes”), US$800,000,000 aggregate principal amount of 4.000% notes due September 11, 2029 (the “2029 Notes”) and US$500,000,000 aggregate principal amount of floating rate notes due September 11, 2029 (the “Floating Rate Notes,” and together with the 2027 Notes and the 2029 Notes, the “Notes”).

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

2027 Notes

The 2027 Notes are initially limited to US$700,000,000 aggregate principal amount. The 2027 Notes will mature on September 11, 2027 (the “2027 Note Maturity Date”). The 2027 Notes will bear interest at a rate of 4.000% per annum, payable semi-annually in arrear on March 11 and September 11 of each year (each a “2027 Note Interest Payment Date”). The first interest payment on the 2027 Notes will be made on March 11, 2025 in respect of the period from (and including) September 11, 2024 to (but excluding) March 11, 2025.

Interest on the 2027 Notes will accrue from September 11, 2024. If any 2027 Note Interest Payment Date or the 2027 Note Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such 2027 Note Interest Payment Date or the 2027 Note Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a 2027 Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the 2027 Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the 2027 Notes in immediately available funds in U.S. dollars.

2029 Notes

The 2029 Notes are initially limited to US$800,000,000 aggregate principal amount. The 2029 Notes will mature on September 11, 2029 (the “2029 Note Maturity Date”). The 2029 Notes will bear interest at a rate of 4.000% per annum, payable semi-annually in arrear on March 11 and September 11 of each year (each a “2029 Note Interest Payment Date”). The first interest payment on the 2029 Notes will be made on March 11, 2025 in respect of the period from (and including) September 11, 2024 to (but excluding) March 11, 2025.

Interest on the 2029 Notes will accrue from September 11, 2024. If any 2029 Note Interest Payment Date or the 2029 Note Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such 2029 Note Interest Payment Date or the 2029 Note Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a 2029 Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the 2029 Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the 2029 Notes in immediately available funds in U.S. dollars.

Floating Rate Notes

The Floating Rate Notes are initially limited to US$500,000,000 aggregate principal amount. The Floating Rate Notes will mature on the Floating Rate Notes Interest Payment Date (as defined below) on or nearest to September 11, 2029 (the “Floating Rate Notes Maturity Date”). The Floating Rate Notes will bear interest at a rate equal to Compounded Daily SOFR (as defined herein) plus 0.820% per annum, payable quarterly in arrear on March 11, June 11, September 11 and December 11 of each year, subject in each case to adjustment in accordance with the Modified Following Business Day Convention, as explained herein (each, a “Floating Rate Notes Interest Payment Date”), beginning on the Floating Rate Notes Interest Payment Date falling on or nearest to December 11, 2024, and if redeemed early, the date of such redemption. In no event shall the rate of interest for the Floating Rate Notes be less than 0% for any Floating Rate Notes Interest Period (as defined herein).

Interest on the Floating Rate Notes will accrue from (and including) September 11, 2024. If any Floating Rate Notes Interest Payment Date or the Floating Rate Notes Maturity Date falls on a day that is not a business day (as defined below), that Floating Rate Notes Interest Payment Date or the Floating Rate Notes Maturity Date will be adjusted in accordance with the Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a business day (and interest will continue to accrue to but excluding such following date that is a business day) unless that day falls in the next calendar month in which case that date will be the first preceding day that is a business day and interest shall accrue to but excluding such preceding business day. The term “business day” as used herein means a U.S. Government Securities Business Day (as defined herein) and a day other than a Saturday, a Sunday or any other day on which banking institutions in Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Floating Rate Note at the close of business on the fifteenth day (whether or not a business day) preceding the related Floating Rate Notes Interest Payment Date. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in the applicable Floating Rate Notes Interest Period (as defined herein) divided by 360. We will make principal and interest payments on the Floating Rate Notes in immediately available funds in U.S. dollars.

1. Definition of Compounded Daily SOFR

“Compounded Daily SOFR” means the rate of return of a daily compound interest investment (with the daily secured overnight financing rate as the reference rate for the calculation of interest) and will be determined by the Calculation Agent (as defined herein) on the Floating Rate Notes Interest Determination Date in accordance with the following formula, and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, 0.000005 being rounded upwards:

where:

“d” means the number of calendar days in the Floating Rate Notes Interest Period;

“d0” for any Floating Rate Notes Interest Period, means the number of U.S. Government Securities Business Days (as defined herein) in the Floating Rate Notes Interest Period;

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the Floating Rate Notes Interest Period;

“ni” for any U.S. Government Securities Business Day “i” means the number of calendar days from, and including, such U.S. Government Securities Business Day “i” up to, but excluding, the following U.S. Government Securities Business Day;

“SOFRi-5USBD” means the SOFR Reference Rate for the U.S. Government Securities Business Day (being a U.S. Government Securities Business Day falling in the Floating Rate Notes Interest Period) falling five U.S. Government Securities Business Days prior to the relevant U.S. Government Securities Business Day “i”; and

“SOFR Reference Rate” means, in respect of any U.S. Government Securities Business Day, a reference rate equal to the daily secured overnight financing rate (“SOFR”) for such U.S. Government Securities Business Day as provided by the Federal Reserve Bank of New York, as the administrator of such rate (or any successor administrator of such rate) on the website of the Federal Reserve Bank of New York currently at http://www.newyorkfed.org, or any successor website of the Federal Reserve Bank of New York (the “New York Fed’s Website”) in each case, on or about 5:00 p.m., New York City time, on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day (the “SOFR Determination Time”).

“Floating Rate Notes Interest Determination Date” means the date five U.S. Government Securities Business Days before each Floating Rate Notes Interest Payment Date;

“Floating Rate Notes Interest Period” refers to the period from (and including) September 11, 2024 to (but excluding) the first Floating Rate Notes Interest Payment Date and each successive period from (and including) a Floating Rate Notes Interest Payment Date to (but excluding) the next Floating Rate Notes Interest Payment Date; and

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

The Bank of New York Mellon will serve as the “Calculation Agent” for the Floating Rate Notes. In the absence of gross negligence or willful default, the Calculation Agent’s determination of Compounded Daily

SOFR and its calculation of the applicable interest rate for each Floating Rate Notes Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Floating Rate Notes Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Floating Rate Notes are held in global form. In the event that the Floating Rate Notes are held in certificated form, the interest rates for current and preceding Floating Rate Notes Interest Periods will be published in the manner described below under “—Notices”. We have the right to replace the Calculation Agent with another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Floating Rate Notes Interest Period, we have a duty to appoint such other leading commercial bank or investment bank in New York or London.

2. Benchmark Transition

Notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, if the Calculation Agent is notified by the Determination Agent on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined herein) have occurred with respect to the then-current Benchmark, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Determination Agent will have the right to make Benchmark Replacement Conforming Changes (as defined herein) from time to time.

Any determination, decision or election that may be made by the Determination Agent or us pursuant to the Benchmark Replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

a.

will be conclusive and binding absent manifest error, may be made in the Determination Agent’s sole discretion, and, notwithstanding anything to the contrary herein relating to the Floating Rate Notes;

b.	if made by us, will be made in our sole discretion;

c.	if made by the Determination Agent, will be made after consultation with us, and the Determination Agent will not make any such determination, decision or election to which we object; and

d.	shall become effective without consent from any other party.

Any determination, decision or election pursuant to the Benchmark Replacement provisions not made by the Determination Agent will be made by us on the basis as described above. The Calculation Agent shall have no liability for not making any such determination, decision or election. In addition, we may designate an entity (which may be our affiliate) to make any determination, decision or election that we have the right to make in connection with the benchmark replacement provisions set forth herein.

For purposes of these Benchmark Replacement provisions:

“Benchmark” means, initially, Compounded Daily SOFR, as such term is defined above; provided that if the Determination Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded Daily SOFR (including the daily published component used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement;

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or the Determination Agent as of the Benchmark Replacement Date:

I.

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body (as defined herein) as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment (as defined herein);

II.	the sum of: (a) the ISDA Fallback Rate (as defined herein) and (b) the Benchmark Replacement Adjustment; or

III.

the sum of: (a) the alternate rate of interest that has been selected by us or the Determination Agent as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment;

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or the Determination Agent as of the Benchmark Replacement Date:

I.

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined herein);

II.	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment (as defined herein); and

III.

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or the Determination Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time;

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Determination Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Determination Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Determination Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Determination Agent determines is reasonably practicable);

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

I.

in the case of clause (I) or (II) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

II.	in the case of clause (III) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark;

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

I.

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

II.

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

III.	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative;

“Determination Agent” means an independent bank of international repute selected by and acting as our agent for the purposes of the conditions of the Floating Rate Notes and notified to the fiscal agent in writing. The fiscal agent shall not be responsible for the calculations made by, or the actions or omissions of, the Determination Agent and shall not be liable for any losses caused thereby;

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time;

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor;

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment;

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded Daily SOFR, the SOFR Determination Time, as such time is defined herein, and (2) if the Benchmark is not Compounded Daily SOFR, the time determined by the Determination Agent in accordance with the Benchmark Replacement Conforming Changes;

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto; and

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

None of the fiscal agent, principal paying agent or the Calculation Agent will be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the Compounded Daily SOFR (or any other benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any benchmark transition event or related benchmark replacement date, (ii) to select, determine or designate any benchmark replacement, or other successor or replacement benchmark index, or to determine whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any benchmark replacement adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what SOFR adjustment conforming changes or benchmark replacement conforming changes are appropriate in connection with any of the foregoing, including, but not limited to, as to any spread adjustment thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the fiscal agent, principal paying agent and the Calculation Agent will be entitled to conclusively rely on any determinations made by the Issuer, any of the Issuer’s designees or the Determination Agent without independent investigation, and none will have any liability for actions taken at the Issuer, any of the Issuer’s designees or the Determination Agent’s direction in connection therewith.

None of the fiscal agent, principal paying agent or the Calculation Agent will be liable for any inability, failure or delay on its part to perform any of its duties set forth in the transaction documents as a result of the unavailability of SOFR or any applicable benchmark replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the transaction documents and reasonably required for the performance of such duties. None of the fiscal agent, principal paying agent or the Calculation Agent will be responsible or liable for the actions or omissions of the Issuer, any of the Issuer’s designees or the Determination Agent, or for any failure or delay in the performance by the Issuer, any of the Issuer’s designees or the Determination Agent, nor shall any of the fiscal agent, principal paying agent or the Calculation Agent be under any obligation to oversee or monitor the performance of the Issuer, any of the Issuer’s designees or the Determination Agent.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

The Notes will be represented by one or more fully registered global notes, which will be deposited with a custodian for, and registered in the name of a nominee of, DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that a global note is exchanged for Notes in definitive form, we will appoint and maintain a paying agent in

Singapore, where the Notes may be presented or surrendered for payment or redemption. In addition, in the event that a global note is exchanged for Notes in definitive form, an announcement of such exchange will be made by or on behalf of us through the SGX-ST and such announcement will include all material information with respect to the delivery of the Notes in definitive form, including details of the paying agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as any series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of Korean tax considerations that may be relevant to you if you invest in the Notes, please refer to the section “Taxation—Korean Taxation” in the accompanying prospectus.

United States Tax Considerations

For a discussion of U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters” and each an “Underwriter”) have entered into a Terms Agreement dated September 4, 2024 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Names of the Underwriters	Principal Amount of the 2027 Notes		Principal Amount of the 2029 Notes		Principal Amount of the Floating Rate Notes
BNP Paribas	US$	116,667,000	US$	133,334,000	US$	83,334,000
BofA Securities, Inc.		116,667,000		133,334,000		83,334,000
Crédit Agricole Corporate and Investment Bank		116,667,000		133,333,000		83,333,000
ING Bank N.V., Singapore Branch		116,667,000		133,333,000		83,333,000
Mizuho Securities Asia Limited		116,666,000		133,333,000		83,333,000
Natixis		116,666,000		133,333,000		83,333,000
KB Securities Co., Ltd.		—		—		—
KEXIM Global (Singapore) Ltd.		—		—		—

Total	US$	700,000,000	US$	800,000,000	US$	500,000,000

Crédit Agricole Corporate and Investment Bank will offer the Notes in the United States through its registered broker-dealer affiliate in the United States, Crédit Agricole Securities (USA) Inc.

Each of KB Securities Co., Ltd. and KEXIM Global (Singapore) Ltd. has agreed not to offer or sell any Notes in the United States or to any U.S. persons.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any Notes of a series, then the Underwriters are obligated to take and pay for all of the Notes of such series.

The Underwriters initially propose to offer the Notes directly to the public at the offering prices described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering prices and other selling terms.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Underwriters or any affiliate of the Underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Underwriter or its affiliate on behalf of us in such jurisdiction.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

The Notes are a new class of securities with no established trading market. Applications will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. In addition, application for listing of the Notes will be made to the International Securities Market of the London Stock Exchange. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, any of the Underwriters appointed and acting in its capacity as stabilizing manager (the “Stabilizing Managers”) or any person acting on their behalf may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of the Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Managers may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Managers commence any of these transactions, they may discontinue such transactions at any time, and must discontinue them after a limited period.

The amount of net proceeds of the 2027 Notes, the 2029 Notes and the Floating Rate Notes is US$695,940,000, US$792,336,000 and US$498,500,000, respectively, after deducting underwriting discounts but not estimated expenses. Our expenses associated with the Notes offering are estimated to be US$300,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Important Notice to CMIs (including Private Banks)

This notice to CMIs (including private banks) is a summary of certain obligations the SFC Code imposes on CMIs, which require the attention and cooperation of other CMIs (including private banks). Certain CMIs may also be acting as OCs for this offering and are subject to additional requirements under the SFC Code.

Prospective investors who are the directors, employees or major shareholders of the Issuer, a CMI or its group companies would be considered under the SFC Code as having an Association with the Issuer, the CMI or the relevant group company. CMIs should specifically disclose whether their investor clients have any Association when submitting orders for the Notes. In addition, private banks should take all reasonable steps to identify whether their investor clients may have any Associations with the Issuer or any CMI (including its group companies) and inform the relevant Underwriters accordingly.

CMIs are informed that the marketing and investor targeting strategy for this offering includes institutional investors, sovereign wealth funds, pension funds, hedge funds, family offices and high net worth individuals, in each case, subject to the selling restrictions and any MiFID II product governance language or any UK MiFIR product governance language set out elsewhere in this prospectus supplement.

CMIs should ensure that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). CMIs should enquire with their investor clients regarding any orders which appear unusual or irregular. CMIs should disclose the identities of all investors when submitting orders for the Notes (except for omnibus orders where underlying investor information may need to be provided to any OCs when submitting orders). Failure to provide underlying investor information for omnibus orders, where required to do so, may result in that order being rejected. CMIs should not place “X-orders” into the order book.

CMIs should segregate and clearly identify their own proprietary orders (and those of their group companies, including private banks as the case may be) in the order book and book messages.

CMIs (including private banks) should not offer any rebates to prospective investors or pass on any rebates provided by the Issuer. In addition, CMIs (including private banks) should not enter into arrangements which may result in prospective investors paying different prices for the Notes.

The SFC Code requires that a CMI disclose complete and accurate information in a timely manner on the status of the order book and other relevant information it receives to targeted investors for them to make an informed decision. In order to do this, those Underwriters in control of the order book should consider disclosing order book updates to all CMIs.

When placing an order for the Notes, private banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors). Private banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order pursuant to the SFC Code. Private banks should be aware that placing an order on a “principal” basis may require the relevant affiliated Underwriter(s) (if any) to categorize it as a proprietary order and apply the “proprietary orders” requirements of the SFC Code to such order.

In relation to omnibus orders, when submitting such orders, CMIs (including private banks) that are subject to the SFC Code should disclose underlying investor information in respect of each order constituting the relevant omnibus order (failure to provide such information may result in that order being rejected). Underlying investor information in relation to an omnibus order should consist of:

•	The name of each underlying investor;

•	A unique identification number for each investor;

•	Whether an underlying investor has any “Associations” (as used in the SFC Code);

•	Whether any underlying investor order is a “Proprietary Order” (as used in the SFC Code);

•	Whether any underlying investor order is a duplicate order.

Underlying investor information in relation to omnibus order should be sent to: dl.asia.syndicate@asia.bnpparibas.com, bofa_dcm_syndicate_pb_orders@bofa.com, HKG-Syndicate@cacib. com, AS_DBSYN@hk.mizuho-sc.com, DL-MHI-PrimaryDebt-Syndicate@uk.mizuho-sc.com.

To the extent information being disclosed by CMIs and investors is personal and/or confidential in nature, CMIs (including private banks) agree and warrant: (A) to take appropriate steps to safeguard the transmission of such information to any OCs; and (B) that they have obtained the necessary consents from the underlying investors to disclose such information to any OCs. By submitting an order and providing such information to any

OCs, each CMI (including private banks) further warrants that they and the underlying investors have understood and consented to the collection, disclosure, use and transfer of such information by any OCs and/or any other third parties as may be required by the SFC Code, including to the Issuer, relevant regulators and/or any other third parties as may be required by the SFC Code, for the purpose of complying with the SFC Code, during the bookbuilding process for this offering. CMIs that receive such underlying investor information are reminded that such information should be used only for submitting orders in this offering. The relevant Underwriters may be asked to demonstrate compliance with their obligations under the SFC Code, and may request other CMIs (including private banks) to provide evidence showing compliance with the obligations above (in particular, that the necessary consents have been obtained). In such event, other CMIs (including private banks) are required to provide the relevant Underwriters with such evidence within the timeline requested.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about September 11, 2024, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in one business day, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the first business day before the settlement date, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, each Underwriter has severally represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in

Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore

Each Underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has severally represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Italy

The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this prospectus supplement or the accompanying prospectus or of any other document relating to any Notes be distributed in the Republic of Italy (“Italy”), except, in accordance with any Italian securities, tax and other applicable laws and regulations.

Each Underwriter has severally represented and agreed that it has not offered, sold or delivered, and will not offer, sell or deliver any Notes or distribute any copy of this prospectus supplement or the accompanying prospectus or any other document relating to the Notes in Italy except:

(a) to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree no. 58 of February 24, 1998 (the “Financial Services Act”) and Article 34-ter, paragraph 1, letter

(b) of CONSOB regulation No. 11971 of May 14, 1999 (the “Issuers Regulation”), all as amended from time to time; or

(b) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Issuers Regulation.

In any event, any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement or the accompanying prospectus or any other document relating to the Notes in Italy under paragraphs (a) or (b) above must be:

(i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”) and CONSOB Regulation No. 20307 of February 15, 2018, all as amended from time to time;

(ii) in compliance with Article 129 of the Banking Act, as amended from time to time, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(iii) in compliance with any other applicable laws and regulations, including any limitation or requirement which may be imposed from time to time by CONSOB or the Bank of Italy or other competent authority.

Canada

Prospective Canadian investors are advised that the information contained within the preliminary prospectus and prospectus has not been prepared with regard to matters that may be of particular concern to Canadian investors. Accordingly, prospective Canadian investors should consult with their own legal, financial and tax advisers concerning the information contained within the preliminary prospectus and prospectus and as to the suitability of an investment in the Notes in their particular circumstances.

Each Underwriter has severally represented and agreed that the Notes may only be offered or sold in the provinces of Alberta, British Columbia, Ontario and Québec or to or for the benefit of a resident of these provinces pursuant to an exemption from the requirement to file a prospectus in such province in which such offer or sale is made, and only by a dealer duly registered under the applicable securities laws of that province or by a dealer that is relying in that province on the “international dealer” exemption provided by section 8.18 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (NI 33-103). Furthermore, the Notes may only be offered or sold to or for the benefit of a resident of any such province provided that such resident is purchasing, or deemed to be purchasing, as principal and is both an “accredited investor” as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106) or subsection 73.3 (1) of the Securities Act (Ontario) and a “permitted client” as defined in NI 31-103. By purchasing any Notes and accepting delivery of a purchase confirmation a purchaser is representing to the underwriters and the dealer from whom the purchase confirmation is received that it is an “accredited investor” and “permitted client” as defined above. The distribution of the Notes in Canada is being made on a private placement basis only and any resale of the Notes must be made in accordance with applicable Canadian securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with prospectus and registration requirements or exemptions from the prospectus and registration requirements.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this preliminary prospectus or prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Under Canadian securities law, National Instrument 33-105 Underwriting Conflicts (NI 33-105) provides disclosure requirements with respect to potential conflicts of interest between an issuer and underwriters, dealers or placement agents, as the case may be. To the extent any conflict of interest between us and any of the Underwriters (or any other placement agent acting in connection with this offering) may exist in respect of this offering, the applicable parties to this offering are relying on the exemption from these disclosure requirements provided to them by section 3A.3 of NI 33-105 (exemption based on U.S. disclosure).

Upon receipt of this prospectus, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce prospectus, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobiliéres décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglaise seulement.

Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland or a simplified prospectus or a prospectus as such term is defined in the Swiss Collective Investment Scheme Act, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, nor the Issuer nor the Notes have been or will be filed with or approved by any Swiss regulatory authority. The Notes are not subject to supervision by any Swiss regulatory authority (e.g., the Swiss Financial Markets Supervisory Authority (“FINMA”)), and investors in the Notes will not benefit from protection or supervision by such authority.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Yoon & Yang LLC, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Linklaters LLP, Seoul, Korea. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Linklaters LLP, Seoul, Korea may rely as to matters of Korean law upon the opinion of Yoon & Yang LLC.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 111235-0000158. Our authorized share capital is ~~W~~25,000 billion. As of March 31, 2024, our paid-in capital was ~~W~~14,873 billion.

Our board of directors can be reached at the address of our registered office: c/o 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on August 2, 2024. On August 28, 2024, our report on the proposed issuance of the Notes has been accepted by the Ministry of Economy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which are available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov. This website is maintained by the Securities and Exchange Commission, and contains reports and other information regarding issuers that file electronically with the Securities and Exchange Commission.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	CUSIP	ISIN
2027 Notes	302154 ED7	US302154ED70
2029 Notes	302154 EE5	US302154EE53
Floating Rate Notes	302154 EF2	US302154EF29

HEAD OFFICE OF THE BANK

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

240 Greenwich Street, 7th Floor

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Yoon & Yang LLC	Cleary Gottlieb Steen & Hamilton LLP
19th Floor, ASEM Tower, 517, Yeongdong-daero, Gangnam-gu Seoul, Korea	c/o 19th Floor, Ferrum Tower 19 Eulji-ro 5-gil, Jung-gu Seoul 04539 Korea

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Linklaters LLP 22nd Floor, Center One Building 26, Eulji-ro 5gil, Jung-gu Seoul 04539 Korea

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

152 Tehran-ro, Gangnam-gu

Seoul 06236

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542